Exhibit 99.04

Pazoo Adds To Management Team And Expands Board of Directors From 3 To 5 Members

Whippany, N.J., February 3, 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce Antonio Del Hierro and David Lieberthal, Esq. have been nominated to its Board of Directors. With the recent expansion into the marijuana testing business through MA & Associates, LLC, in Nevada and with the planned expansion into states beyond Nevada underway, the senior management of Pazoo felt an addition of key executives to its board would be beneficial.

With the plan to swiftly expand marijuana testing facilities into several states underway, the newly elected Pazoo Board felt it fundamental to add Antonio Del Hierro to the Pazoo executive management team as Co-CEO with David Cunic. Mr. Cunic will continue in his role as CEO and will have the primary responsibility over Pazoo’s current business interests while Mr. Del Hierro’s primary responsibilities will be the marijuana testing lab operations, growth, and public relations for MA & Associates, and Harris Lee, LLC.

The western United Stated will be the location of the current testing facility and subsequent expansion. Therefore, David Cunic will remain in the Pazoo’s corporate headquarters in Whippany, New Jersey while Mr. Del Hierro will be based out of Las Vegas, Nevada. Antonio Del Hierro will be focusing on the operations and growth of the marijuana testing division of Pazoo.  This will reflect Pazoo’s diversified business interests and vison moving forward.

David Cunic, “I have been working closely with Antonio now for almost a year and I am excited to have him officially join the Pazoo team. This move is imperative as we expect that in the second quarter of this year we will see the real potential for an aggressive growth rate in the marijuana testing operations, revenue and ultimately earnings.  Having Antonio’s experience in this area should allow us to better predict and maximize the opportunities we hope to realize in this area without having me to divert my attention away from Pazoo’s current business platform.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores, and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Pazoo features industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: February 3, 2015